EX-99.h.1.a

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010

As amended January 17, 2020

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Fund Asset Level	Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.  If the asset-based fees do not meet the annual minimum, the amount needed to meet the minimum will be paid by the Funds on a pro rata basis, according to each Fund’s average net assets.

Funds of the Trust

Aberdeen Global Equity Fund

Aberdeen China A Share Equity Fund

(formerly, Aberdeen China Opportunities Fund)

Aberdeen Emerging Markets Fund

(formerly, Aberdeen Emerging Markets Institutional Fund)

Aberdeen International Equity Fund

Aberdeen Focused U.S. Equity Fund

(formerly, Aberdeen Equity Long-Short Fund)

Aberdeen Dynamic Allocation Fund

(formerly, Aberdeen Optimal Allocations Fund: Moderate Growth)

Aberdeen Diversified Income Fund

(formerly, Aberdeen Optimal Allocations Fund: Moderate)

Aberdeen Diversified Alternatives Fund

(formerly, Aberdeen Optimal Allocations Fund: Specialty)

Aberdeen U.S. Small Cap Equity Fund

(formerly, Aberdeen Small Cap Fund)

Aberdeen International Small Cap Fund

(formerly, Aberdeen Global Small Cap Fund)

Aberdeen Asia Pacific (ex-Japan) Equity Fund

Aberdeen Global Absolute Return Strategies Fund

(formerly, Aberdeen Global Unconstrained Fixed Income Fund)

Aberdeen Intermediate Municipal Income Fund

(formerly, Aberdeen Tax-Free Income Fund)

Aberdeen U.S. Multi-Cap Equity Fund

(formerly, Aberdeen U.S. Equity Fund)

Aberdeen Emerging Markets Debt Fund

Aberdeen U.S. Mid Cap Equity Fund

Aberdeen Dynamic Dividend Fund

Aberdeen Global Infrastructure Fund

Aberdeen Short Duration High Yield Municipal Fund

(formerly, Aberdeen High Yield Managed Duration Municipal Fund)

Aberdeen International Real Estate Equity Fund

Aberdeen Realty Income & Growth Fund

Aberdeen Income Builder Fund*

Aberdeen Ultra Short Municipal Income Fund

* The Aberdeen Income Builder Fund will liquidate on or about February 21, 2020 and shall hereby be deemed removed from this schedule effective upon its liquidation.

ABERDEEN FUNDS

By:	/s/Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN STANDARD INVESTMENTS INC. (FORMERLY, ABERDEEN ASSET MANAGEMENT INC.)

By:	/s/Lucia Sitar
Name: Lucia Sitar
Title: Vice President